EXHIBIT 3.2

                               AMENDMENT TO
             AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                   OF
                     COMMUNITY NATIONAL BANCORPORATION

     On April 8, 2003, the following Amendment to the Amended and Restated Articles of Incorporation of COMMUNITY NATIONAL BANCORPORATION, a Georgia corporation (hereinafter referred to as the "Corporation"), was duly adopted by vote of the Board of Directors:

     1.   AMENDMENT TO AMENDED AND RESTATED ARTICLES OF INCORPORATION.  The
          -----------------------------------------------------------
Articles of Incorporation of the Corporation filed with the Secretary of State on August 18, 1989, and amended and restated on May 21, 1999, are hereby amended by incorporating the Certificate of Designation of Non-Voting Series A Preferred Stock attached hereto and incorporated herein as Exhibit A.

     2.   AUTHORIZATION.  The foregoing amendment to the Amended and Restated
          -------------
Articles of Incorporation was duly approved by the Board of Directors in accordance with the provisions of Sections 14-2-602(d)(4) of the Georgia Business Corporation Code at a meeting of the Board held on April 8, 2003.
This Amendment was adopted by the Board of Directors without shareholder action. Shareholder action was not required.

     3.   EFFECTIVE DATE.  This Amendment shall become effective upon the filing
          --------------
thereof with the Secretary of State for the State of Georgia.

     IN WITNESS WHEREOF, the Corporation has caused this Amendment to its Amended and Restated Articles of Incorporation to be executed by its duly authorized officers, this 8th day of April, 2003.

ATTEST:                                   COMMUNITY NATIONAL
                                          BANCORPORATION

/s/T. Brinson Brock, Sr.                  /s/Theron G. Reed
----------------------------              --------------------------
By:  T. Brinson Brock, Sr.                By:  Theron G. Reed
     -----------------------                   ---------------------
Title:  Secretary                         Title:  President and CEO
        --------------------                      ------------------

[CORPORATE SEAL]

                              EXHIBIT A
                              ---------

                     CERTIFICATE OF DESIGNATION
                                 OF
                 COMMUNITY NATIONAL BANCORPORATION
                   CERTIFICATE OF DESIGNATION OF
                NON-VOTING SERIES A PREFERRED STOCK

     The following amends the Articles of Incorporation of the Corporation by setting forth the terms of a series of a new class of preferred shares ("Preferred Stock"):
  ---------------

A.   Designation Of Series.  Sixty-one thousand five hundred (61,500) shares of
     ---------------------
the Preferred Stock, no par value of the Corporation shall constitute a series of Preferred Stock designated as Non-Voting Series A Preferred Stock (the "Series A Preferred").
 ------------------

B.   Rights, Preferences And Restrictions Of Non-Voting Series A Preferred
     ---------------------------------------------------------------------
Stock.
-----

     1.   Dividends.  The holders of the Series A Preferred shall be entitled
          ---------
to receive, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock or any other securities issued by the Corporation that are junior to the Series A Preferred (collectively, "Junior Securities"), a dividend at the Dividend Rate on the
                -----------------
Original Series A Issue Price (each as defined below).  The "Original Series A
                                                             -----------------
Issue Price" of the Series A Preferred shall be $10.00 per share.  The "Dividend
-----------                                                             --------
Rate" per annum shall equal one percent (1%) plus the prime commercial lending
----
rate announced by Chase Manhattan Bank, rounded to the nearest eighth of one percent (0.125%), adjusted daily. Such dividends shall accrue on each share from the date of purchase of each such share from the Corporation. Dividends shall be paid as and when declared by the Board of Directors, subject to the provisions of these Articles of Incorporation and, to the extent required, subject to any necessary regulatory approvals, including the approval of the Federal Reserve Board. Such dividends shall be cumulative so that, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for any Junior Securities.

     2.   Liquidation Preference.
          ----------------------

          (a)   Preferential Amounts.  In the event (each a "Liquidation Event")
                --------------------                         -----------------
of any

                (i)   liquidation, dissolution or winding up of the Corporation,

                (ii) merger, consolidation or other similar transaction in which the shareholders of the Corporation immediately prior to such merger, consolidation or transaction own less than fifty percent (50%) of the then outstanding shares of the Corporation's capital stock immediately after such merger, consolidation or other transaction,

                (iii) transaction or series of transactions in which in excess of fifty percent (50%) of the voting power in the Corporation is transferred, or

                (iv) sale, lease or other disposition of all or substantially all of the Corporation's assets,

the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, an amount per share equal to the Original Series A Issue Price for each such share of Series A Preferred then so held (as adjusted for any stock dividends, combinations, recapitalizations, splits or otherwise), plus a further amount equal to all accrued but unpaid dividends on such shares of Series A Preferred. All of the preferential amounts to be paid to the holders of the Series A Preferred under this Section 2 shall be paid or declared and set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or funds of the Corporation to, the holders of the Common Stock in connection with such Liquidation Event.

          (b)   Insufficient Assets.  If, upon a Liquidation Event, the assets
                -------------------
and funds of the Corporation are insufficient to provide for the payment of the full aforesaid preferential amount to the holders of the Series A Preferred, such assets and funds as are available shall be distributed ratably among the holders of the Series A Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

          (c)   Non-Cash Distribution.  If any of the assets of the Corporation
                ---------------------
are to be distributed other than in cash under this Section 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage an independent appraiser to determine the value of the assets to be distributed to the holders of the Series A Preferred and Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of Series A Preferred and Common Stock of the appraiser's valuation. Notwithstanding the above, any securities to be distributed to the shareholders shall be valued as follows:

                (i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three
                (3) business days prior to the closing of the transaction;

                (ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) business days prior to the closing of the transaction; and

                (iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the outstanding shares of the Series A Preferred, provided that if the Corporation and the holders of a majority of the outstanding shares of the Series A Preferred are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation but acceptable to the holders of a majority of the outstanding shares of Series A Preferred.

     3.   Voting Rights.  Except as set forth in Section 5 of this Certificate
          -------------
of Designation of Non-Voting Series A Preferred Stock or as otherwise required by law, the holder of each share of Series A Preferred shall have no voting power whatsoever, and no holder of Series A Preferred shall vote on or otherwise participate in any proceedings in which actions shall be taken by the Corporation or the shareholders thereof.

     4.   Redemption.
          ----------

          (a) Subject to paragraph (e) of this Section, the Corporation shall redeem the Series A Preferred upon receipt by the Corporation of the written request by the holders of at least fifty percent (50%) of the outstanding shares of Series A Preferred (a "Redemption Request") at any time more than ten (10)
                          ------------------
years from the date of issuance of each share of Series A Preferred.

          (b) The Corporation shall redeem the Series A Preferred not less than thirty (30) nor more than ninety (90) days after receipt of a Redemption Request (the "Redemption Date"). The "Redemption Price" shall be a price per
              ---------------          ----------------
share of Series A Preferred equal to the Original Series A Issue Price (as adjusted for any stock dividends, combinations, recapitalizations, splits or otherwise) plus all accrued but unpaid dividends on each such share of Series A Preferred. The Redemption Price shall be paid in cash on the Redemption Date.

          (c) At least thirty (30) days prior to the Redemption Date, written notice (the "Redemption Notice") shall be mailed, first class postage prepaid,
             -----------------
to each holder of record (at the close of business on the business day immediately preceding the day on which notice is given) of the Series A Preferred, at the address last shown on the records of the Corporation for such holder, specifying the number of shares to be redeemed from each holder, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the price designated, its certificate or certificates representing such holder's shares to be redeemed. Except as provided herein, on or after the Redemption Date, such holder of Series A Preferred to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the price designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (d) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred designated for redemption in the Redemption Notice (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares at such time, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred on the Redemption Date are insufficient to redeem the total number of shares of Series A Preferred, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred. The shares of Series A Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein.
At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on the Redemption Date.

          (e) If at any time the Corporation's accumulated losses exceed the sum of the Corporation's retained earnings and capital surplus, the provisions of this Section 4 shall not apply.

     5.   Protective Provisions.  The Corporation shall not, without first
          ---------------------
obtaining the affirmative vote or written consent of the holders of greater than fifty percent (50%) of the outstanding shares of Series A Preferred, voting separately as a single class:

          (a) amend the Corporation's Articles of Incorporation so as to change the designation, rights, preferences or limitations of the Series A Preferred;

          (b) authorize or issue any class or series of capital stock having any rights, preferences or privileges with respect to dividends, liquidation or redemption senior to or on parity with the Series A Preferred;

          (c) increase or decrease the aggregate number of authorized shares of Series A Preferred; or

          (d) redeem any shares of the Corporation's capital stock (except for Series A Preferred in accordance with Section 4 of this Certificate of Designation of Non-Voting Series A Preferred Stock).

     6.   Limitations On Reissuance. No share or shares of Series A Preferred
          -------------------------
acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.